Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-166961, 333-161803, 333-63403, 333-40064, 333-40066, 333-79791, 333-101110, 333-118756, 333-146049, 333-174336, 333-173020, 333-189301 and 333-198413 on Form S-8 and 333-198408 on Form S-3, each of Nordstrom, Inc. and subsidiaries, of our report dated June 19, 2015, relating to the financial statements and supplemental schedule of Nordstrom 401(k) Plan & Profit Sharing appearing in the Annual Report on Form 11-K of Nordstrom 401(k) Plan & Profit Sharing for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Seattle, Washington
June 19, 2015